UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2016

FORM HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 12th Floor

New York, New York 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (646) 525-4319

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 5, 2016, FORM Holdings Corp. (the “Company”) entered into a Confidential Settlement and Patent Assignment Agreement (the “Settlement Agreement”) with Nokia Corporation (“Nokia”), pursuant to which the parties agreed to resolve in full the total royalties payable and certain other disputed amounts payable pursuant to the Confidential Purchase and Sale Agreement (the “Purchase Agreement”) dated as of August 9, 2012 between the Company and Nokia. The foregoing description of the Purchase Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2012.

Under the terms of the Settlement Agreement, the Company agreed to pay to Nokia an aggregate sum of $2,100,000 in royalty payments in fulfillment of all outstanding amounts due to Nokia. The Company will retain selected patents that will no longer be subject to any royalty payments to Nokia.  In addition, the Company assigned to Nokia certain rights related to certain patents purchased pursuant to the Purchase Agreement. The Company had previously accrued liabilities on its financial statements equal to $3,850,000 related to amounts payable pursuant to the Purchase Agreement. The Company anticipates that the transaction will result in an increase of stockholders’ equity in excess of $500,000.

The Company intends to file the Settlement Agreement as an exhibit to its annual report on Form 10-K for the period ending December 31, 2016 and plans to seek confidential treatment of certain terms in the Settlement Agreement at such time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORM HOLDINGS CORP.

Dated: December 7, 2016	By:	/s/ Andrew D. Perlman
		Name:	Andrew D. Perlman
		Title:	Chief Executive Officer